Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Reports First Quarter Results
Pro Forma RevPAR Increased 8.7 Percent; Pro Forma Hotel EBITDA Rose 26.7 Percent
     Bethesda, MD, April 28, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the quarter ended March 31, 2011. The Company’s results include the following:

	First Quarter
	2011	2010
	($ in millions except per-share, RevPAR and margin data)

Net loss to common shareholders	$(3.6)	$(0.6)
Net loss per diluted share	$(0.09)	$(0.03)

Pro forma RevPAR	$120.27	$110.62
Pro forma Hotel EBITDA	$8.0	$6.3
Pro forma Hotel EBITDA Margin	18.6%	15.9%

EBITDA(1)	$4.2	$(0.6)
Adjusted EBITDA(1)	$6.4	$(0.1)

FFO(1)	$1.2	$(0.6)
Adjusted FFO(1)	$3.4	$(0.1)
Adjusted FFO per diluted share(1)	$0.08	$(0.01)

(1)	See tables later in this press release that reconcile net income (loss) to earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Funds from Operations (“FFO”), FFO per share, Adjusted FFO and Adjusted FFO per share. EBITDA, Adjusted EBITDA, FFO, FFO per share, Adjusted FFO and Adjusted FFO per share are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to GAAP net income (loss) later in this press release.
     The Company’s first quarter Pro forma RevPAR, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of March 31, 2011 except for the Grand Hotel Minneapolis. These operating statistics and financial results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating data from the Grand Hotel Minneapolis after it has owned the hotel for one year.
First Quarter Highlights
•	Pro forma RevPAR: Pro forma room revenue per available room (“Pro forma RevPAR”) in the first quarter of 2011 was $120.27, an increase of 8.7 percent over the same period of 2010. Pro forma average daily rate (“Pro forma ADR”) grew 9.7 percent from the first quarter of 2010 to $176.33, while Pro forma Occupancy decreased 1.4 percent to 68.9 percent.

•	Pro forma Hotel EBITDA: The Company’s hotels generated $8.0 million of Pro forma Hotel EBITDA for the quarter ended March 31, 2011, an improvement of 26.7 percent compared with the same period of 2010. Pro forma Hotel Revenues increased 8.1 percent, while Pro forma Hotel Expenses rose 4.6 percent. As a result, the Pro forma Hotel EBITDA Margin for the quarter ended

March 31, 2011 was 18.6 percent, an increase of 273 basis points as compared to the same period last year.

•	EBITDA and Adjusted EBITDA: The Company’s EBITDA was $4.2 million for the first quarter of 2011, compared with ($0.6) million for the prior year period. The Company’s Adjusted EBITDA was $6.4 million, an improvement of $6.5 million over the prior year period.

•	FFO and Adjusted FFO: The Company’s FFO was $1.2 million. The Company’s Adjusted FFO was $3.4 million, an improvement of $3.5 million over the prior year period.

•	Capital Investments: The Company invested $9.6 million of capital throughout its portfolio, including $3.4 million at the DoubleTree by Hilton Bethesda—Washington DC, $2.9 million at the Sir Francis Drake and $3.1 million at the Grand Hotel Minneapolis.

•	Dividends: On March 15, 2011, the Company declared a $0.12 per share quarterly dividend on its common shares and a $0.1859375 per share quarterly dividend on its 7.875 percent Series A Cumulative Redeemable Preferred Shares.
     “Demand for hotel rooms across the U.S. grew strongly in the first quarter of the year, benefitting from a further recovery in business travel, including both group and transient travel,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “Moreover, with industry supply growth minimal, this demand growth has led to healthy increases in industry occupancy levels and average daily rates. We are extremely pleased with the performance of our new portfolio of hotels in the first quarter and remain optimistic about our outlook for all of 2011. Even with the disruption caused by ongoing renovations at several of our properties during the quarter, our hotels demonstrated an ability to increase average room rates throughout the portfolio, exceeding our expectations.
     “Strong growth in Pro forma RevPAR through significant increases in ADR, combined with our efforts to contain operating expenses, generated a 26.7 percent increase in Pro forma Hotel EBITDA and a 273 basis point improvement in our Pro forma Hotel EBITDA margin,” continued Mr. Bortz. “Renovations did however reduce our RevPAR growth in the first quarter by 200 basis points.”
     The renovation of the 269-room DoubleTree by Hilton Bethesda—Washington DC’s guest rooms, lobby, entryway and parking facilities is essentially complete. The renovation of the 416-room Sir Francis Drake’s guest rooms is well underway and is expected to be completed in the second quarter of 2011. The hotel’s lobby, lobby bar and Starlight Room renovations are expected to commence and be completed in the third quarter. The renovation of the 140-room Grand Hotel Minneapolis’ guest rooms, lobby, bar, entry and meeting space is currently underway and is expected to be completed by the end of the second quarter of 2011.
     “The refurbishment and repositioning programs at the DoubleTree Bethesda, Sir Francis Drake and Grand Hotel Minneapolis will enable these hotels to increase their competitive positioning and ultimately generate significantly improved revenue and enhanced cash flow,” continued Mr. Bortz. “We are excited about the initial guest responses to these renovations and about the increased operating performance we expect to experience during the second half of 2011 and beyond.”
Acquisitions
•	On February 16, 2011, the Company acquired the Argonaut Hotel for $84.0 million. The 252-room, upper upscale, full-service hotel is located in the Fisherman’s Wharf area of San Francisco, California. The property features stunning views of Alcatraz Island and the Golden Gate Bridge, 8,000 square feet of meeting space and the Blue Mermaid Chowder House, a 170-seat, three-meal-a-day restaurant. Kimpton Hotels & Restaurants manages the hotel.

•	On April 6, 2011, the Company acquired The Westin Gaslamp Quarter for $110.0 million. The 450-room, upper upscale, full-service hotel is located in the historic Gaslamp Quarter of San Diego,

California. The property offers three food and beverage outlets, over 32,000 square feet of meeting and event space and is currently undergoing a $25.0 million capital reinvestment plan that is expected to be completed in the first quarter of 2012. Starwood Hotels and Resorts manages the hotel.

•	On April 7, 2011, the Company acquired the Hotel Monaco Seattle for $51.2 million. The 189-room, upper upscale, full-service hotel is centrally located in the downtown area of Seattle, Washington. The hotel contains 6,000 square feet of meeting space and features the immensely popular Sazerac restaurant, a 135-seat, award-winning, three-meal-a-day, stand-alone restaurant and bar. Kimpton Hotels & Restaurants manages the hotel.
     “We are thrilled with our recent acquisitions of The Westin Gaslamp Quarter in San Diego and the Hotel Monaco Seattle, which are expected to provide excellent returns while also increasing the geographic diversification of our rapidly growing portfolio,” noted Mr. Bortz. “We continue to see a significant number of investment opportunities in our targeted urban markets and expect a robust hotel acquisition market throughout 2011. We expect we will continue to play an active role in this environment.”
     Since its initial public offering in December 2009, the Company has acquired eleven properties totaling $860 million and has announced three separate pending acquisitions — the pending acquisition of the Mondrian Los Angeles in Los Angeles, California for $137.0 million, a hotel for $89.5 million in the Boston metropolitan area and a hotel in the Miami — Fort Lauderdale region for $37.0 million.
Balance Sheet
     As of March 31, 2011, the Company had $252.4 million in outstanding debt at a weighted average interest rate of 4.5 percent, and had no outstanding balance on its $150 million senior secured credit facility. On March 31, 2011, the Company had $340.6 million of cash and cash equivalents on its balance sheet. The weighted-average number of common shares outstanding for the quarter ending March 31, 2011 was 39.8 million.
Capital Markets
     During the first four months of 2011, the Company completed several capital transactions to help fund strategic growth and maintain its strong balance sheet.
•	On January 6, 2011, the Company executed a $31.0 million secured loan at a fixed annual interest rate of 5.44 percent and a term of 5 years. The loan is collateralized by a first mortgage on the 254-room Skamania Lodge in Stevenson, Washington.

•	On January 21, 2011, the Company executed a $36.0 million secured loan at a fixed annual interest rate of 5.28 percent and a term of 5 years. The loan is collateralized by a first mortgage on the 269-room DoubleTree by Hilton Bethesda—Washington DC in Bethesda, Maryland.

•	On March 11, 2011, the Company closed an underwritten public offering of 5.0 million shares of its 7.875 percent Series A Cumulative Redeemable Preferred Shares, resulting in net proceeds of $120.9 million.

•	On April 6, 2011, the Company closed an underwritten public offering of 10.9 million common shares, resulting in net proceeds of $226.5 million.
     “We are pleased with our continued ability to access the debt and equity markets. This has allowed us to take advantage of acquisition opportunities in the marketplace which we expect will lead to significant increases in value for our shareholders,” noted Raymond D. Martz, Chief Financial Officer of Pebblebrook Hotel Trust.

2011 Outlook
     As a result of the Company’s recently completed acquisitions and capital market activities, and its pending acquisition of the Mondrian Los Angeles, the Company is amending its 2011 outlook to the following:
•	Net income to common shareholders of $7.0 million to $9.0 million ($0.14 to $0.19 per diluted share);

•	FFO of $31.5 million to $33.5 million ($0.65 to $0.70 per diluted share and unit);

•	Adjusted FFO of $37.0 million to $39.0 million ($0.77 to $0.82 per diluted share and unit);

•	EBITDA of $53.5 million to $55.5 million; and

•	Adjusted EBITDA of $59.0 million to $61.0 million.
The Company’s 2011 outlook is based on the following estimates and assumptions:
•	Additional acquisitions are not included beyond the eleven properties that have been acquired as of April 28, 2011 and the pending acquisition of the Mondrian Los Angeles;

•	Hotel industry room revenue per available room (“RevPAR”) to increase 6.0 percent to 8.0 percent over 2010;

•	Portfolio Pro Forma RevPAR growth of 6.0 percent to 8.0 percent over 2010 to $136 to $139 and 2.0 percent to 4.0 percent over the second quarter of 2010 to $140 to $143;

•	Portfolio Pro Forma Hotel EBITDA of $64.5 million to $66.5 million;

•	Portfolio Pro Forma Hotel EBITDA Margin to increase between 150 basis points and 230 basis points over the 2010 Portfolio Pro Forma Hotel EBITDA Margin;

•	Corporate cash general and administrative expenses of approximately $6.5 million to $6.8 million;

•	Corporate non-cash general and administrative expenses of approximately $2.7 million;

•	Acquisition and related expenses of approximately $4.0 million;

•	Total capital investments related to renovations, capital maintenance and return on investment projects of approximately $55.0 million to $60.0 million;

•	Interest expense, including the non-cash amortization of deferred financing fees, of approximately $13.8 million;

•	Interest income of approximately $2.0 million;

•	Weighted-average outstanding debt of approximately $252.4 million; and

•	Weighted-average fully diluted shares and operating partnership units of approximately 47.9 million.
     The Company’s 2011 outlook for corporate cash and non-cash general and administrative expenses do not include the $4.0 million of costs related to acquisitions, such as due diligence, transfer taxes and legal and accounting fees, which are required to be expensed when incurred, and which are detailed separately above.
     The Company’s 2011 outlook includes the operating results and financial performance of the hotels the Company owned as of April 28, 2011, plus the Mondrian Los Angeles. The Company’s estimates and assumptions for portfolio RevPAR growth and portfolio hotel EBITDA margin growth for 2011 include the hotels owned as of April 28, 2011, plus the Mondrian Los Angeles, but exclude the Grand Hotel Minneapolis for the first three quarters of both 2011 and 2010, because the operating results of that hotel prior to the Company’s acquisition of it in September 2010 were not auditable. The Company expects to include operating results for the Grand Hotel Minneapolis in year-over-year comparisons after the Company has owned the hotel for one full year. The Mondrian Los Angeles is assumed to be acquired during the second quarter of 2011 and is included for quarters two through four. The operating results and financial performance of the Argonaut Hotel, The Westin Gaslamp Quarter, Hotel Monaco Seattle and Mondrian Los Angeles are included in 2010 for their comparative period of ownership in 2011.

Earnings Call
     The Company will conduct its quarterly analyst and investor conference call on Friday, April 29, 2011 at 10:00 AM EDT. To participate in the conference call, please dial (877) 604-9670 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to http://www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://www.pebblebrookhotels.com.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns 11 hotels, totaling 3,191 guest rooms in six states and the District of Columbia, including 10 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California and Seattle, Washington. For more information, please visit www.pebblebrookhotels.com.
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.
     All information in this release is as of April 28, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.
###
Additional Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS

Investment in hotel properties, net	$688,365	$599,714
Ground lease asset, net	10,666	10,721
Cash and cash equivalents	340,592	220,722
Restricted cash	6,215	4,485
Hotel receivables (net of allowance for doubtful accounts of $37 and $13, respectively)	8,162	3,924
Deferred financing costs, net	3,110	2,718
Prepaid expenses and other assets	23,220	13,231

Total assets	$1,080,330	$855,515

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Senior secured revolving credit facility	$—	$—
Mortgage debt	252,390	143,570
Accounts payable and accrued expenses	16,773	15,799
Advance deposits	3,173	2,482
Accrued interest	859	304
Distribution payable	5,445	4,908

Total liabilities	278,640	167,063
Commitments and contingencies
Shareholders’ equity:
Preferred shares of beneficial interest, stated at liquidation preference $25 per share, $.01 par value, 100,000,000 shares authorized; 5,000,000 and 0 shares issued and outstanding at March 31, 2011 and at December 31, 2010 respectively	125,000	—
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized; 39,846,355 and 39,839,859 issued and outstanding, respectively, at March 31, 2011 and 39,814,760 issued and outstanding at December 31, 2010	398	398
Treasury shares	(140)	—
Additional paid-in capital	694,477	698,100
Accumulated deficit and distributions	(19,964)	(11,586)

Total shareholders’ equity	799,771	686,912
Non-controlling interest	1,919	1,540

Total equity	801,690	688,452

Total liabilities and equity	$1,080,330	$855,515

Pebblebrook Hotel Trust
Consolidated Statements of Operations
(In thousands, except share and per-share data)
(Unaudited)

	Three months ended
	March 31,
	2011	2010

REVENUES:
Hotel operating revenues:
Room	$25,559	$—
Food and beverage	14,787	—
Other operating department	2,319	—

Total revenues	42,665	—

EXPENSES:
Hotel operating expenses:
Room	7,641	—
Food and beverage	10,860	—
Other direct	1,161	—
Other indirect	13,076	—

Total hotel operating expenses	32,738	—
Depreciation and amortization	4,797	5
Real estate taxes, personal property taxes and property insurance	1,923	—
Ground rent	246	—
General and administrative	2,286	1,486
Hotel acquisition costs	1,726	85

Total operating expenses	43,716	1,576

Operating loss	(1,051)	(1,576)
Interest income	473	977
Interest expense	(2,856)	—

Loss before income taxes	(3,434)	(599)
Income tax benefit	390	—

Net loss	(3,044)	(599)
Distributions to preferred shareholders	(547)	—

Net loss attributable to common shareholders	$(3,591)	$(599)

Loss per share attributable to common shareholders, basic and diluted	$(0.09)	$(0.03)

Weighted-average number of common shares, basic and diluted	39,827,551	20,260,046

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) Attributable to Common
Shareholders to FFO, EBITDA, Adjusted FFO and Adjusted EBITDA
(In thousands, except share and per-share data)
(Unaudited)

	Three months ended
	March 31,
	2011	2010

Net loss attributable to common shareholders	$(3,591)	$(599)
Depreciation and amortization	4,767	—

FFO	$1,176	$(599)

Hotel acquisition costs	1,726	85
Ground lease amortization	55	—
Amortization of LTIP units	395	393

Adjusted FFO	$3,352	$(121)

FFO per common share — basic and diluted	$0.03	$(0.03)

Adjusted FFO per common share — basic and diluted	$0.08	$(0.01)

	Three months ended
	March 31,
	2011	2010

Net loss attributable to common shareholders	$(3,591)	$(599)
Interest expense	2,856	—
Income tax (benefit)	(390)	—
Depreciation and amortization	4,797	5
Distributions to preferred shareholders	547	—

EBITDA	$4,219	$(594)

Hotel acquisition costs	1,726	85
Ground lease amortization	55	—
Amortization of LTIP units	395	393

Adjusted EBITDA	$6,395	$(116)

     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules to supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
     These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.
     Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with GAAP), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
     Earnings before Interest, Income Taxes, and Depreciation and Amortization (“EBITDA”) — We believe that EBITDA provides investors a useful financial measure to evaluate our operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).
     The Company’s presentation of FFO in accordance with the NAREIT white paper and EBITDA, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The table above is a reconciliation of the Company’s FFO and EBITDA calculations to net income in accordance with GAAP.
     The Company also evaluates its performance by reviewing Adjusted EBITDA and Adjusted FFO, because it believes that adjusting EBITDA and FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company’s ongoing operating performance and that the presentation of Adjusted EBITDA and Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company’s operating performance. The Company adjusts EBITDA and FFO for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA and Adjusted FFO:
•	Non-Cash Ground Rent: The Company excludes the non-cash amortization expense of the Company’s ground lease asset.

•	Acquisition Costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financials performance of the Company and its hotels.

•	Amortization of LTIP Units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.

Pebblebrook Hotel Trust
Pro Forma Hotel Statistical Data
(Unaudited)

	Three months ended
	March 31,
	2011	2010
Total Portfolio
Pro forma Occupancy	68.9%	69.9%
Increase/(Decrease)	(1.4%)
Pro forma ADR	$ 176.33	$ 160.76
Increase/(Decrease)	9.7%
Pro forma RevPAR	$ 120.27	$ 110.62
Increase/(Decrease)	8.7%
Notes:
These hotel operating results include results from all of the hotels the Company owned as of March 31, 2011 except the Grand Hotel Minneapolis. These operating results include results for periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for the Grand Hotel Minneapolis after the Company has owned the hotel for one year.
The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Pro Forma Property-Level Results
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2011	2010

Pro Forma Hotel Revenues:
Rooms	$26,112	$24,014
Food and beverage	15,075	13,917
Other	1,925	1,938

Total hotel revenues	43,112	39,869

Pro Forma Hotel Expenses:
Rooms	7,774	7,509
Food and beverage	11,046	10,537
Other direct	1,148	1,142
General and administrative	4,026	3,689
Sales and marketing	3,520	3,344
Management fees	1,246	1,295
Property operations and maintenance	1,779	1,732
Energy and utilities	1,809	1,702
Property taxes	1,493	1,347
Other fixed expenses	1,248	1,241

Total hotel expenses	35,089	33,538

Pro Forma Hotel EBITDA	$8,023	$6,331

Notes:
This schedule of property-level results includes information from all of the hotels the Company owned as of March 31, 2011 except the Grand Hotel Minneapolis. These property- level results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical property-level results for the Grand Hotel Minneapolis after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company’s corporate general and administrative expenses, interest expenses, property acquisition costs, depreciation and amortization, taxes and other expenses.
The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands, except Occupancy, ADR and RevPAR)
(Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Prior-Year Operating Data	2010	2010	2010	2010	2010
Pro forma Occupancy	69.8%	80.0%	80.6%	70.5%	75.2%
Pro forma ADR	$165	$174	$178	$176	$174
Pro forma RevPAR	$114	$138	$142	$123	$129

Pro forma Hotel Revenues	$56,660	$67,752	$68,632	$63,531	$256,575
Pro forma Hotel EBITDA	$10,296	$17,992	$17,620	$13,616	$59,524

	First Quarter
	2011
Pro forma Occupancy	68.8%
Pro forma ADR	$180
Pro forma RevPAR	$123

Pro forma Hotel Revenues	$60,834
Pro forma Hotel EBITDA	$11,855
Notes:
These historical hotel operating results include information from the following hotels: DoubleTree by Hilton Bethesda-Washington DC; Sir Francis Drake; InterContinental Buckhead; Monaco Washington, DC; Skamania Lodge; Sheraton Delfina; Sofitel Philadelphia; Argonaut Hotel; The Westin Gaslamp Quarter; Hotel Monaco Seattle and Mondrian Los Angeles. The results exclude the Grand Hotel Minneapolis. These historical operating results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after it has owned the hotel for one year. In addition, the information above does not reflect the Company’s corporate general and administrative expenses, interest expenses, property acquisition costs, depreciation and amortization, taxes and other expenses.
The information above has not been audited and has been presented only for comparison purposes.